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                                                                Exhibit 3-E

                                OGE Energy Corp.
             Subsidiaries of the Registrant after the Effective Date


                                                 Jurisdiction of
     Name of Subsidiary                           Incorporation
     ------------------                           -------------


Oklahoma Gas and Electric Company                 Oklahoma

Enogex, Inc.                                      Oklahoma
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